Exhibit 21.1

LIST OF SUBSIDIARIES OF CBRE REALTY FINANCE, INC.

Name	Jurisdiction of Incorporation or Formation
CBRE Realty Finance Holdings, LLC	Delaware

CBRE Realty Finance TRS, Inc.	Delaware

CBRE Realty Finance TRS, LLC	Delaware

CBRE Realty Finance Holdings II, LLC	Delaware

CBRE Realty Finance Holdings III, LLC	Delaware

CBRE Realty Finance Holdings IV, LLC	Delaware

CBRE Realty Finance Holdings CDO Funding, LLC	Delaware

CBRE Realty Finance TRS Warehouse Funding, LLC	Delaware

CBRE Realty Finance TRS Warehouse Funding II, LLC	Delaware

CBRE Realty Finance TRS Warehouse Funding III, LLC	Delaware

CBRE Realty Finance CDO 2006-1, Ltd.	Cayman Islands

CBRE Realty Finance CDO 2006-1, LLC	Delaware

CBRE Realty Finance CDO 2006-1 Depositor, LLC	Delaware

CBRE Realty Finance Trust I	Delaware